UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 3, 2014
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact name of registrant as specified in its charter)

Commonwealth of The Bahamas
(State or other jurisdiction of incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of principal executive offices)	(Zip Code)

(242) 356-0006
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e)  The compensation committee (the "Committee") of the board of directors (the "Board") of Steiner Leisure Limited (the "Company"), and, with respect to the new title for Stephen Lazarus, as described below, the Board, took the following actions on December 3, 2014:

(i)	Approval of Amendment (the "Amendment") to the employment and severance agreement with Stephen Lazarus, Executive Vice President and Chief Financial Officer of the Company (the "Agreement").

The Amendment provides that, effective as of January 1, 2015 (the "Effective Date"), the new position and title for Mr. Lazarus will be Chief Operating Officer and Chief Financial Officer of the Company. Commencing on the Effective Date, Mr. Lazarus will receive a base salary in the amount of $500,000, which will continue to be subject to review and possible increase each year in the discretion of the Board. In connection with this Amendment, Mr. Lazarus received an award of 25,000 restricted share units of the Company, which restricted share units will vest in equal installments on each of the first five anniversaries of the date of grant.  That award was in addition to the annual equity award of 7,676 restricted share units and 17,574 performance share units awarded to Mr. Lazarus, in conjunction with annual awards approved by the Committee to be awarded to other executive officers and certain employees of the Company on December 3, 2014.

The above summary of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.33(a) and incorporated herein by reference.

(ii)	Approval of increase to base salary and amendment to incentive bonus formula for Glenn Fusfield, President and Chief Operating Officer of the Steiner Transocean Limited subsidiary of the Company.

Effective January 1, 2015, Mr. Fusfield will receive a base salary in the amount of $425,000 and will be eligible to receive an incentive bonus based on the following formula:

(A)
The first component of the Incentive Bonus is as follows.  In the event that, for 2015, the Maritime Division of the Company shall have achieved ninety percent (90%) of the income from operations therefor as set out in the Approved Budget (“Budgeted Maritime Income from Operations”), then Employee shall be entitled to receive an amount equal to 0.29 times the Base Salary in effect for 2015.  In the event that, for 2015, ninety percent (90%) of Budgeted Maritime Income from Operations is exceeded, then, for each one percent (1%) increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted Maritime Income from Operations, Employee shall be entitled to receive an additional amount equal to 0.029 times the Base Salary in effect for 2015.  In addition, for each percent that one hundred percent (100%) of Budgeted Maritime Income from Operations is exceeded for 2015, Employee shall be entitled to receive additional bonus payments equal to 0.0232 times the Base Salary, up to a maximum Incentive Bonus under this Clause (A) of 1.16 times the Base Salary.

(B)
The second component of the Incentive Bonus is as follows.  In the event that, for 2015, the Company shall have met ninety percent (90%) of the Budgeted Net Income, then, Employee shall be entitled to receive an amount equal to 0.075 times the Base Salary in effect for 2015.  In the event that, for 2015, the Company exceeds ninety percent (90%) of the Budgeted Net Income, then, for each percent increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted Net Income, Employee shall be entitled to receive an additional amount equal to 0.0075 times the base salary then in effect for 2015.  In addition, for each percent that one hundred percent (100%) of Budgeted Net Income is exceeded for 2015, Employee shall be entitled to receive additional bonus payments equal to 0.006 times the Base Salary, up to a maximum Incentive Bonus under this Clause (B) of 0.30 times the Base Salary.

(C)
The third component of the Incentive Bonus is as follows.  In the event that, for 2015, the Steiner Training Division of the Company shall have achieved ninety percent (90%) of the income from operations therefor as set out in the Approved Budget (“Budgeted STR Income from Operations”), then Employee shall be entitled to receive an amount equal to 0.01 times the Base Salary in effect for 2015.  In the event that, for 2015, ninety percent (90%) of Budgeted STR Income from Operations is exceeded, then, for each one percent (1%) increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted STR Income from Operations, Employee shall be entitled to receive an additional amount equal to 0.001 times the Base Salary in effect for 2015.  In addition, for each percent that one hundred percent (100%) of Budgeted STR Income from Operations is exceeded for 2015, Employee shall be entitled to receive additional bonus payments equal to 0.008 times the Base Salary, up to a maximum Incentive Bonus under this Clause (A) of 0.04 times the Base Salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: December 9, 2014	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer